Exhibit FS.1.1

ATLANTA GAS LIGHT COMPANY
CONDENSED BALANCE SHEETS
(UNAUDITED)

In millions	June 30, 2003	December 31, 2002
Current assets
Cash and cash equivalents	$0.1	$(0.4)
Receivables (less allowance for uncollectible accounts of $1.2 million at June 30, 2003 and $1.1 million at December 31, 2002)	2.1	7.7
Inventories	81.9	39.3
Unrecovered environmental response costs – current	23.8	21.8
Unrecovered pipeline replacement program costs – current	18.4	15.0
Energy marketing and risk management assets	-	-
Other current assets	0.1	9.5
Total current assets	126.4	92.9
Investment and equity in associated companies	1.1	1.1
Property, plant and equipment
Property, plant and equipment	2,459.8	2,422.1
Less accumulated depreciation	856.8	834.2
Property, plant and equipment-net	1,603.0	1,587.9
Deferred debits and other assets
Unrecovered pipeline replacement program costs	436.9	499.3
Goodwill	-	-
Unrecovered environmental response costs	155.3	174.5
Investments in equity interests	-	-
Unrecovered postretirement benefit costs	6.2	6.5
Other	6.8	7.4
Total deferred debits and other assets	605.2	687.7
Total assets	$2,335.7	$2,369.6

Exhibit FS.1.1

ATLANTA GAS LIGHT COMPANY
CONDENSED BALANCE SHEETS
(UNAUDITED)

In millions	June30,2003	December31,2002
Current liabilities
Payables	$15.1	$8.1
Short-term debt	-	-
Current portion of long-term debt	95.3	30.0
Accrued pipeline replacement program costs – current	67.1	50.0
Accrued expenses	147.0	126.6
Accrued environmental response costs – current	48.4	41.3
Energy marketing and risk management liabilities	-	-
Other current liabilities	19.2	23.4
Total current liabilities	392.1	279.4
Accumulated deferred income taxes	314.5	308.5
Long-term liabilities
Accrued pipeline replacement program costs	364.5	444.0
Accrued pension obligations	3.9	3.1
Accrued postretirement benefit costs	37.9	34.6
Accrued environmental response costs	37.5	63.7
Other	-	-
Total long-term liabilities	443.8	545.4
Deferred credits	38.7	38.4
Capitalization
Senior and Medium-Term notes	394.5	467.0
Trust Preferred Securities	-	-
Total long-term debt	394.5	467.0
Common shareholders’ equity	752.1	730.9
Total capitalization	1,146.6	1,197.9
Total liabilities and capitalization	$2,335.7	$2,369.6